FOR IMMEDIATE RELEASE
October 29, 2008
For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201)664-5400

                             ORITANI FINANCIAL CORP.
                          ANNOUNCES QUARTERLY RESULTS

Township of Washington, N.J., October 29, 2008 - Oritani Financial Corp. (the "Company"), the holding company for Oritani Bank (the "Bank"), reported net income of $2.5 million, or $0.07 per share, for the three months ended September 30, 2008, as compared to net income of $3.0 million, or $0.08 per share, for the corresponding 2007 period.

"The  global   economic   crisis  is  providing  a  window  of  opportunity  for
conservative, well-capitalized banks like Oritani" said Kevin J. Lynch, the Company's Chairman, President and CEO. "We have not been hampered by subprime loans and we are seeing increased opportunities to make high quality loans that comply with our conservative credit standards. The Bank has capitalized on these opportunities and made highly secure real estate loans in our geographic areas of expertise." Lynch continued, "Many depositors are seeing us as a safe haven for their funds and many borrowers are turning to us as they discover their former banker is worrying about bigger problems. I feel we can grow expeditiously and prudently in this environment."

Mr. Lynch commented on the September quarter. "The growth in our net interest income has been outstanding, despite the impact of nonaccrual loans. Our loan originations and credit quality remain very strong. While I am concerned about the nonaccrual loans and high level of loan loss provisions, we feel that this is an environment in which we should be conservative."

Comparison of Operating  Results for the Quarters  Ended  September 30, 2008 and
2007
--------------------------------------------------------------------------------

Net Income. Net income decreased $467,000 or 15.7%, to $2.5 million for the quarter ended September 30, 2008, from net income of $3.0 million for the corresponding 2007 quarter. This decrease was primarily due to increased provision for loan losses and compensation related expenses. These costs were partially offset by increased net interest income. Over the period, our annualized return on average assets decreased to 0.67% for the 2008 quarter compared to 0.98% for the 2007 quarter and the annualized return on average equity was 3.71% for the 2008 quarter compared to 4.35% for the 2007 quarter.

Total Interest Income. Total interest income increased by $3.6 million, or 21.2%, to $20.7 million for the three months ended September 30, 2008, from $17.0 million for the three months ended September 30, 2007. The largest increase occurred in interest on loans, which increased $3.9 million or 30.7%, to $16.7 million for the three months ended September 30, 2008, from $12.8 million for the three months ended September 30, 2007. Over that same period, the average balance of loans increased $292.8 million and the yield on the portfolio decreased 34 basis points. Interest on the investment related captions of securities held to maturity ("HTM"), securities available for sale ("AFS") and mortgage-backed securities ("MBS") HTM decreased by $710,000, or 25.2%, to $2.1 million for the three months ended September 30, 2008, from $2.8 million for the three months ended September 30, 2007. The combined average balances of these portfolios decreased $59.6 million over the period while the combined average yield decreased 14 basis points. Other than purchases of Federal Home Loan Bank of New York ("FHLB-NY") stock, which was required due to increased borrowings, there have been no recent purchases for these portfolios. The Company has focused on loan originations and any investment activity has been limited to the MBS AFS portfolio. MBS AFS increased to $1.9 million for the three months ended September 30, 2008, from $631,000 for the three months ended September 30, 2007. Over that same period, the average balance increased $104.4 million and the yield on the portfolio decreased 55 basis points. There was minimal interest income on federal funds sold and short term investments over the three months ended September 30, 2008. This portfolio has been redeployed into loans and MBS AFS.

Total Interest Expense Total interest expense increased by $1.1 million, or 12.9%, to $9.9 million for the three months ended September 30, 2008, from $8.8 million for the three months ended September 30, 2007. Interest expense on deposits decreased by $1.3 million, or 19.9%, to $5.0 million for the three months ended September 30, 2008, from $6.3 million for the three months ended September 30, 2007. Over the period, market interest rates allowed the Bank to reprice most maturing time deposits at lower rates, decreasing the cost of funds. Overall deposit balances trended lower over the period but increased significantly over the past quarter. The average balance of deposits increased $14.9 million and the average cost of these funds decreased 79 basis points over the periods. The interest rate environment also allowed the Company to decrease interest rates on borrowings while significantly increasing balances. Interest expense on borrowings increased by $2.4 million to $4.8 million for the three months ended September 30, 2008, from $2.5 million for the three months ended September 30, 2007. The average balance of borrowings increased $266.6 million and the cost decreased 47 basis points for the three months ended September 30, 2008, versus the corresponding 2007 period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $2.5 million, or 30%, to $10.8 million for the three months ended September 30, 2008, from $8.3 million for the three months ended September 30, 2007. The Company's net interest rate spread increased to 2.50% for the three months ended September 30, 2008, from 2.11% for the three months ended September 30, 2007. The Company's net interest margin increased to 3.02% for the three months ended September 30, 2008, from 2.89% for the three months ended September 30, 2007. The Company's net interest rate spread and net interest margin were hindered in the 2008 period due to nonaccrual loans.

Provision for Loan Losses. The Company recorded provisions for loan losses of $1.9 million for the three months ended September 30, 2008 as compared to $350,000 for the three months ended September 30, 2007. There were no recoveries or charge-offs in either period.

The Company's allowance for loan losses is analyzed quarterly and many factors are considered, including comparison to peer reserve levels. A significant component of the increased provision in the 2008 period was loan growth. Loans, net increased $124.3 million over the three months ended September 30, 2008, versus growth of $32.6 million over the comparable 2007 period. The delinquency and nonaccrual totals also had an impact on the provision for loan losses.

Delinquency information is provided below:


Delinquency Totals
                                       9/30/2008        6/30/2008       3/31/2008       12/31/2007      9/30/2007
                                                                     (in thousands)
30 - 59 days past due                   $16,624         $25,367          $23,531            $343             $22
60 - 89 days past due                     1,381              18           14,034              --              --
90+ days past due and accruing               --              --               --              --              --
Nonaccrual                               25,337          14,211              384              --              55
                                     --------------- ---------------- --------------- --------------- ---------------
Total                                   $43,342         $39,596          $37,949            $343            $577
                                     =============== ================ =============== =============== ===============


The nonaccrual total at September 30, 2008 includes loans that are less than 90 days delinquent. Oritani has previously discussed two loans to one borrower that totaled $13.8 million and were classified as nonaccrual at June 30, 2008. The loans are secured by a condominium construction project and raw land with all building approvals, both of which are in Northern New Jersey. Oritani has been working with the borrower and the construction of the project is near completion. As of September 30, 2008, the total outstanding on these loans was $17.4 million. Interest payments were received on these loans, however, these interest payments were part of the additional funding on the loan and such payments have been deferred and not recognized as interest income. These two loans were considered impaired as of September 30, 2008. In accordance with the results of the Company's Statement of Financial Accounting Standards #114 ("FAS 114") impairment analysis, a specific reserve of $2.2 million was required against one of these loans. The increase in the specific reserve requirement of this loan (from $1.4 million at June 30, 2008) was a significant component of the provision for loan losses for the three months ended September 30, 2008. No reserve was required for the other loan as the loan is considered to be well collateralized. The Bank had three loans that comprised $22.6 million of the 30
- 59 days delinquency total at June 30, 2008. As of September 30, one of these loans was fully current. Payments have been received on the other two loans though they remain 30-59 days delinquent. One of these loans became 90 days delinquent over the quarter and was placed on nonaccrual. Subsequent payments have reduced the delinquency to 30-59 days, however, the loan remains on nonaccrual. Due to the nonaccrual status of this loan, a FAS 114 impairment analysis was performed on this loan. No reserve was required for this loan as it was considered to be well collateralized.

Other Income. Other income decreased by $96,000, or 7.2%, to $1.2 million for the three months ended September 30, 2008, from $1.3 million for the three months ended September 30, 2007. Income on the real estate investment captions of net real estate operations and income from investments in real estate joint ventures decreased by $142,000, or 18.3%, to $634,000 for the three months ended September 30, 2008, from $776,000 for the three months ended September 30, 2007. The income reported in these captions is dependent upon the operations of various properties and is subject to fluctuation. Overall, however, joint venture operations have been slightly impacted by increased vacancies and operational costs.

Other Expenses. Operating expenses increased $1.7 million, or 39.3% to $5.9 million for the three months ended September 30, 2008, from $4.2 million for the three months ended September 30, 2007. Compensation, payroll taxes and fringe benefits increased $1.3 million over the periods. The primary factor in this increase was $865,000 of expense in the 2008 quarter associated with the amortization of the Company's stock benefit plans. There was an increase of $124,000 pertaining to other retirement/benefit programs. There was also an increase of $277,000 in compensation due to increased staff and merit increases. Insurance, legal, audit and accounting expenses increased $207,000 primarily due to increased costs associated wifh our external audit and SOX implementation and compliance during the 2008 quarter.

Income Tax Expense. Income tax expense for the three months ended September 30, 2008, was $1.7 million, due to pre-tax income of $4.3 million. For the three months ended September 30, 2007, income tax expense was $2.1 million, due to pre-tax income of $5.0 million. The Company's effective tax rate was 41.0% in both periods.

Comparison of Financial Condition at September 30, 2008 and June 30, 2008
-------------------------------------------------------------------------

Total Assets. Total assets increased $118.9 million, or 8.2%, to $1.56 billion at September 30, 2008, from $1.44 billion at June 30, 2008. The increase was primarily in loans and was funded through increased deposits and borrowings.

Net Loans. Loans, net increased $124.3 million, or 12.3%, to $1.13 billion at September 30, 2008, from $1.01 billion at June 30, 2008. The Company continued its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations and purchases totaled $159.9 million for the three months ended September 30, 2008 and totaled $471.2 million for the twelve months ended September 30, 2008.

Deposits. Deposits increased $54.3 million, or 7.8%, to $753.3 million at September 30, 2008, from $698.9 million at June 30, 2008. The Bank has implemented several initiatives designed to achieve deposit growth which began to show positive results over the quarter. Strong deposit growth remains a strategic objective of the Company.

Borrowings. Borrowings increased $73.4 million, or 16.9%, to $507.1 million at September 30, 2008, from $433.7 million at June 30, 2008. Included in total borrowings at September 30, 2008 is $24.9 million outstanding on the Company's line of credit with the FHLB-NY. The Company also committed to various long term advances from the FHLB-NY over the period.

Stockholders' Equity. Stockholders' equity decreased $10.8 million, or 3.9%, to $268.2 million at September 30, 2008, from $279.0 million at June 30, 2008. On September 18, 2008, the Company announced the completion of its initial 10% repurchase program as well as a second (1,173,008 share) 10% repurchase program. As of September 30, 2008, the Company has repurchased a total of 1,250,000 shares at a total cost of $20.4 million and an average cost of $16.30 per share. Through October 22, 2008, the Company has repurchased a total of 2,134,100 shares under the programs at a total cost of $34.6 million and an average cost of $16.19 per share.

About the Company
-----------------

Oritani Financial Corp. is the holding company for Oritani Bank, a financial intermediary offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to their individual and business customers. The Bank currently operates its main office and 20 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
--------------------------

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 2 IE of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


                    Oritani Financial Corp. and Subsidiaries
                       Township of Washington, New Jersey
                           Consolidated Balance Sheets
                      September 30, 2008 and June 30, 2008
                        (in thousands, except share data)



                                                                     September 30,        June 30,
                                Assets                                   2008               2008
                                                                   -----------------   ------------------
                                                                     (unaudited)

Cash on hand and in banks                                          $    10,307         $     7,332
Federal funds sold and short term investments                               25               1,558
                                                                   -----------------   -------------------
               Cash and cash equivalents                                10,332               8,890

Loans, net                                                           1,131,420           1,007,077
Securities available for sale, at market value                          22,088              22,285
Mortgage-backed securities held to maturity, estimated
    market value of $151,224 and $162,671 at
    September 30, 2008 and June 30, 2008, respectively                 153,315             163,950
Mortgage-backed securities available for sale,
    at market value                                                    148,072             149,209
Bank Owned Life Insurance (at cash surrender value)                     26,703              26,425
Federal Home Loan Bank of New York stock, at cost                       24,852              21,547
Accrued interest receivable                                              6,274               5,646
Investments in real estate joint ventures, net                           5,526               5,564
Real estate held for investment                                          4,604               3,681
Office properties and equipment, net                                     9,466               9,287
Other assets                                                            19,560              19,733
                                                                   -----------------   -------------------
Total Assets                                                       $ 1,562,212         $ 1,443,294
                                                                   =================   ===================

                             Liabilities

Deposits                                                           $   753,258         $   698,932
Borrowings                                                             507,109             433,672
Advance payments by borrowers for taxes and
    insurance                                                            7,441               7,024
Accrued taxes payable                                                       --                  --
Official checks outstanding                                              4,985                4,143
Other liabilities                                                       21,206               20,548
                                                                   -----------------   -------------------
             Total liabilities                                       1,293,999            1,164,319
                                                                   -----------------   -------------------

                         Stockholders' Equity

Preferred stock, $0.01 par value; 10,000,000 shares
    authorized-none issued or outstanding                                   --                   --
Common stock, $0.01 par value; 80,000,000 shares authorized;
    40,552,162 issued at September 30, 2008 and June 30, 2008
    39,302,162 outstanding at September 30, 2008 and
    40,187,062 outstanding at June 30, 2008                                130                  130
Additional paid-in capital                                             129,654              128,656
Unallocated common stock held by the employee stock
    ownership plan                                                     (14,506)             (14,704)
Treasury stock, at cost; 1,250,000 shares at September 30, 2008
    and 365,100 shares at June 30, 2008                                (20,378)              (5,926)
Retained income                                                        173,587              171,160
Accumulated other comprehensive loss, net of tax                          (274)                (341)
                                                                   -----------------   -------------------
             Total stockholders' equity                                268,213              278,975
                                                                   -----------------   -------------------
Total Liabilities and Stockholders' Equity $'                      $ 1,562,212         $  1,443,294
                                                                   =================   ===================


                    Oritani Financial Corp. and Subsidiaries
                       Township of Washington, New Jersey
                       Consolidated Statements of Income
                 Three Months Ended September 30, 2008 and 2007

                                                                           Three months ended
                                                                              September 30
                                                                 -------------------------------------
                                                                         2008              2007
                                                                 ------------------  -----------------
                                                                      unaudited         unaudited
Interest income:                                                 (in thousands, except per share data)
     Interest on mortgage loans                                     $  16,689        $  12,772
     Interest on securities held to maturity                              324              271
     Interest on securities available for sale                            229              502
     Interest on mortgage-backed securities held to maturity            1,557            2,047
     Interest on mortgage-backed securities available for sale          1,857              631
     Interest on federal funds sold and short term investments              1              820
                                                                 ------------------  -----------------
              Total interest income                                    20,657           17,043
                                                                 ------------------  -----------------
Interest expense:
     Deposits and stock subscription proceeds                            5,039           6,294
     Borrowings                                                          4,848           2,464
                                                                 ------------------  -----------------
              Total interest expense                                     9,887           8,758
                                                                 ------------------  -----------------
              Net interest income before provision for loan losses      10,770           8,285

Provision for loan losses                                                1,875             350
                                                                 ------------------  -----------------
              Net interest income                                        8,895           7,935
                                                                 ------------------  -----------------
Other income:
     Service charges                                                       285             256
     Real estate operations, net                                           380             382
     Income from investments in real estate joint ventures                 254             394
     Bank-owned life insurance                                             278             260
     Other income                                                           36              37
                                                                 ------------------  -----------------
              Total other income                                         1,233           1,329
                                                                 ------------------  -----------------
Operating expenses:
     Compensation, payroll taxes and fringe benefits                     4,351           3,041
     Advertising                                                           122             123
     Office occupancy and equipment expense                                409             386
     Data processing service fees                                          268             246
     Federal insurance premiums                                             29              23
     Telephone, Stationary, Postage and Supplies                           113              99
     Insurance, Legal, Audit and Accounting                                359             152
     Other expenses                                                        223             148
                                                                 ------------------  -----------------
              Total operating expenses                                   5,874           4,218
                                                                 ------------------  -----------------
              Income before income tax expense                           4,254           5,046
Income tax expense                                                       1,748           2,073
                                                                 ------------------  -----------------
              Net income                                            $    2,506       $   2,973
                                                                 ==================  =================
Basic and fully diluted income per common share                     $     0.07       $    0.08
                                                                 ==================  =================


                                                            Average Balance Sheet and Yield/Rate Information
                                                                    For the Three Months Ended (unaudited)
                                                 ---------------------------------------------------------------------------
                                                            September 30, 2008                    September 30, 2007
                                                 ------------------------------------  -------------------------------------
                                                     Average     Interest    Average       Average     Interest    Average
                                                   Outstanding   Earned/      Yield/     Outstanding   Earned/     Yield/
                                                     Balance       Paid        Rate        Balance       Paid       Rate
                                                 -------------- ----------  ---------  -------------- ----------  ----------
                                                                            (Dollars in Thousands)

Interest-earning assets:
Loans                                             $  1,069,121   $    16,689     6.24% $   776,327    $   12,772     6.58%
Securities available for sale                           22,187           229     4.13       37,465           502     5.36%
Securities held to  maturity                            24,027           324     5.39       17,182           271     6.31%
Mortgage backed securities available for sale          150,362         1,857     4.94       45,974           631     5.49%
Mortgage backed securities held to maturity            158,782         1,557     3.92      209,940         2,047     3.90%
Federal funds sold and short term investments              232             1     1.72       60,953           820     5.38%
                                                  ------------   -----------           -----------    ----------
     Total-interest earning assets                   1,424,711        20,657     5.80    1,147,841        17,043     5.94%
                                                                 -----------                          ----------
Non-interest-earning assets                             74,640                             68,845
                                                  ------------                         -----------
     Total assets                                 $  1,499,351                         $1,216,686
                                                  ============                         ===========

Interest-bearing liabilities:
Savings deposits & stock subscription proceeds         146,720           546     1.49      155,777           649    1.67%
Money market                                            63,595           474     2.98       41,433           437    4.22%
NOW accounts                                            73,679           163     0.88       74,418           218    1.17%
Time deposits                                          424,485         3,856     3.63      421,917         4,990    4.73%
                                                  ------------   -----------           -----------    ----------
     Total deposits                                    708,479         5,039     2.84      693,545         6,294    3.63%
Borrowings                                             488,747         4,848     3.97      222,181         2,464    4.44%
                                                  ------------   -----------           -----------    -----------
     Total interest-bearing liabilities              1,197,226         9,887     3.30      915,726         8,758    3.83%
                                                                 -----------                          -----------
Non-interest bearing liabilities                        32,134                              27,414
                                                  ------------                         ------------
     Total liabilities                               1,229,360                             943,140
Stockholders' equity                                   269,991                             273,546
                                                  ------------                         ------------
     Total liabilities and stockholders' equity   $  1,499,351                          $1,216,686
                                                  ============                         ============
Net interest income                                              $    10,770                         $    8,285
                                                                 ===========                         ===========
Net interest rate spread (1)                                                     2.50%                              2.11%
                                                                                ======                             ======
Net interest-earnings assets (2)                  $    227,485                          $ 232,115
                                                  =============                         ==========
Net interest margin (3)                                                          3.02%                              2.89%
                                                                                ======                             ======
Average of interest-earning assets to interest-bearing liabilities               1.19X                              1.25X
                                                                                ======                             ======

   (1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
   (2) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
   (3) Net interest margin represents net interest income divided by average total interest-earning assets.
                                      * * *
                                      (End)